UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐  Preliminary Proxy Statement
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THE SHERWIN-WILLIAMS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 16, 2008

The Annual Meeting of Shareholders of The Sherwin-Williams Company will be held in the Landmark Conference Center, 927 Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 16, 2008 at 9:00 A.M., local time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 11 and to elect 11 directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm;

3.	To consider a shareholder proposal if presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 29, 2008 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote by the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

L. E. Stellato
Secretary

101 Prospect Avenue, N.W.
Cleveland, Ohio 44115-1075
March 5, 2008

ADMISSION TO THE 2008 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 29, 2008, the record date. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” on page 3 for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2008.

Our Proxy Statement and 2007 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

THE SHERWIN-WILLIAMS COMPANY

101 Prospect Avenue, N.W.

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 5, 2008

PRELIMINARY

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on April 16, 2008. We began mailing these proxy materials to our shareholders on March 5, 2008. The use of the terms “we,” “us” and “our” throughout this Proxy Statement refers to Sherwin-Williams and/or its management.

ANNUAL REPORT

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2007 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. These proposals include:

• the election of directors;

•	the ratification of the appointment of Sherwin-Williams’ independent registered public accounting firm; and

•	the consideration of a shareholder proposal if presented at the Annual Meeting.

In addition, our management will report on Sherwin-Williams’ performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote?

Only record holders of our common stock and our ESOP serial preferred stock at the close of business on February 29, 2008, the record date, are entitled to vote at the Annual Meeting. At the close of business on the record date, 120,283,045 shares of common stock and 274,477 shares of ESOP serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.

How do I vote?

Voting by mail.  If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in an account through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.  If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote by the Internet or telephone, your vote must be received by 5:00 p.m. E.D.T. on April 15, 2008; you should not return your proxy card.

If you hold shares through a broker or other nominee in “street name,” you may be able to vote by the Internet or telephone as permitted by your broker or nominee.

Voting in Person. All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

Who tabulates the vote?

Representatives of The Bank of New York will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Stock Ownership and Automatic Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above. If you are a participant in our Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 11, 2008 in order to allow the trustee sufficient time for voting.

If you are a participant in our Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions. The trustee will vote any unallocated shares held in our Employee Stock Purchase and Savings Plan in the same proportion as the trustee votes those shares for which it receives proper instructions.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote:

•	“FOR” fixing the number of directors at 11 and electing the 11 nominees for directors (Proposal 1);

•	“FOR” ratifying the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm (Proposal 2); and

•	“AGAINST” the shareholder proposal (Proposal 3).

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams.

Proxy cards marked as withholding authority, as well as proxy cards containing abstentions and “broker non-votes,” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal because the broker or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. If you are a beneficial owner and a broker holds your shares, it is expected that your broker will be permitted to vote your shares on Proposals 1 and 2 even if your broker does not receive voting instructions from you.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).  Proposal 1 to fix the number of directors at 11 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. A proxy card marked as withholding authority with respect to the election of one or more directors will be counted for quorum purposes.

Under our Majority Voting Policy, in an uncontested election, any nominee for director who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. We have provided more information about our Majority Voting Policy under the heading “Corporate Governance — Majority Voting Policy.”

Ratification of Independent Registered Public Accounting Firm (Proposal 2).  Proposal 2 to ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. A proxy card marked as abstaining with respect to this proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.

Shareholder Proposal (Proposal 3).  Proposal 3 requires the affirmative vote of a majority of the votes cast. A proxy card marked as abstaining with respect to this proposal and any broker non-votes with respect to this proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.

Other Items.  All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Vice President, General Counsel and Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote by the Internet or telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on February 29, 2008, the record date. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting.

•	If you are a shareholder of record, or own your shares through our Stock Ownership and Automatic Dividend Reinvestment Plan or our Employee Stock Purchase and Savings Plan, an admission ticket is attached to your proxy card. Simply tear it off and bring it to the Annual Meeting.

•	If you hold your shares through a broker or other nominee in “street name,” we may ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on February 29, 2008, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.

What are the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board of Directors, and Sherwin-Williams will pay the entire cost of solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxies, for which it will receive a fee estimated at $15,000 plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

How can I access this Proxy Statement and the 2007 Annual Report to Shareholders electronically?

This Proxy Statement and our 2007 Annual Report to Shareholders are available at
http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located under “Access Proxy Materials Online” in the “Corporate Governance” section of our website at www.sherwin.com.

CORPORATE GOVERNANCE

We have a long history of good corporate governance practices that has greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board of Directors reviews our Corporate Governance Guidelines at least annually. From time to time, the Board of Directors may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Business Ethics Policy.  We have operated under a Business Ethics Policy for many years and are committed to conducting business in an ethical and legal manner throughout the world. Our Business Ethics Policy applies to all of our directors, officers and employees and outlines the broad principles of ethical and legal conduct embraced by Sherwin-Williams to guide our business related conduct. Under our Business Ethics Policy, any director or employee who reasonably believes or suspects that Sherwin-Williams or any director or employee has engaged or is engaging in improper or illegal activities, fraud or activities that appear to be inconsistent with or in violation of the Business Ethics Policy is responsible for reporting such activities. We do not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to our Business Ethics Policy.

Our Business Ethics Policy includes additional ethical obligations for our senior financial management (which includes our chief executive officer, our chief financial officer, and the controller, treasurer and principal financial and accounting personnel in our operating groups and corporate departments). Our senior financial management is responsible for creating and maintaining a culture of high ethical standards throughout our company to ensure the fair and timely reporting of our financial results and financial condition.

Communications with Directors.  The Board of Directors has adopted a process by which shareholders and other interested parties may communicate with the non-management directors or the chairperson of any of the committees of the Board of Directors. You may send communications by regular mail to the attention of the Chairperson, Audit Committee; Chairperson, Compensation and Management Development Committee; or Chairperson, Nominating and Corporate Governance Committee; or to the non-management directors as a group to the Non-Management Directors, each c/o Corporate Secretary, The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.  The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors,” above. Employees may report such complaints by following the procedures outlined in our Business Ethics Policy. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.  Under our Director Independence Standards (a copy of which is attached as Appendix A), 10 of our current 11 directors are independent and 10 of our 11 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.

Majority Voting Policy.  The Board of Directors has adopted a Majority Voting Policy. Any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes shall promptly tender his or her resignation. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board of Directors whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes.

In making this recommendation, the Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting such resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of Sherwin-Williams and our shareholders.

In considering the Committee’s recommendation, the Board of Directors will consider the factors considered by the Committee and such additional information and factors that the Board of Directors believes to be relevant. We will promptly publicly disclose the Board of Directors’ decision and process in a periodic or current report filed with the SEC.

Executive Sessions.  The non-management members of the Board of Directors meet at least twice each year in regularly scheduled executive sessions. Additional executive sessions may be scheduled by the non-management directors. The chairpersons of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee rotate presiding over these sessions.

Annual Board Self-Assessments.  The Board of Directors has instituted annual self-assessments of the Board of Directors, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board of Directors and its committees are functioning effectively. In early 2008, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating and Corporate Governance Committee oversees this evaluation process.

Board Committee Charters.  The Board of Directors has adopted written charters for the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board of Directors for approval.

Stock Ownership Guidelines.  The Board of Directors has established a minimum share ownership requirement for its directors, executive officers and operating presidents. Each director who has served on the Board for at least five years is expected to own a minimum of 10,000 shares of common stock. Each executive officer and operating president who has served in such capacity for at least five years is expected to own shares of common stock equal in value to a multiple of his base salary ranging from a low of three times to a high of five times for the Chairman and Chief Executive Officer. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock and each share of restricted stock held under our benefit plans is considered as a share of common stock.

Stock options are not considered towards meeting this requirement.

All directors, executive officers and operating presidents have either met our stock ownership guidelines or are pursuing plans to meet our guidelines within the time frames prescribed.

Executive Compensation Adjustment and Recapture Policy.  The Board of Directors has adopted a policy regarding the adjustment and recapture of compensation paid or payable to certain key employees and executives. Under the policy, employees who participate in our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•	The award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;

•	The Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	A lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

Availability of Corporate Governance Materials.  You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Business Ethics Policy, our Majority Voting Policy and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You also may receive copies without charge by writing to us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115, Attention: Investor Relations.

ELECTION OF DIRECTORS (PROPOSAL 1)

At the Annual Meeting, the number of directors is to be fixed at 11, and 11 directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

Our Board of Directors currently has 11 members. All of these directors are standing for re-election as nominees. All of the nominees were elected by the shareholders at the 2007 Annual Meeting. All of the nominees are independent except for Mr. Connor. Mr. Connor is not considered to be independent because of his position as Chairman and Chief Executive Officer of Sherwin-Williams. There are no family relationships among any of the directors and executive officers.

Each of the nominees has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board of Directors reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board of Directors unless you indicate otherwise.

The following is biographical information regarding each nominee:

Arthur F. Anton
President and
Chief Executive Officer,
Swagelok Company
Director of Sherwin-Williams since 2006

Arthur F. Anton, 50, has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of University Hospitals Health System and is Chairman of the Manufacturing Advocacy & Growth Network.

James C. Boland
Retired, Former Vice Chairman,
Cavaliers Operating Company, LLC
Director of Sherwin-Williams since 1998

James C. Boland, 68, prior to his retirement in June 2007, served since 2003 as Vice Chairman of Cavaliers Operating Company, LLC (formerly known as Cavaliers/Gund Arena Company). Mr. Boland served as President and Chief Executive Officer of CAVS/Gund Arena Company from January 1998 to January 2003. Prior to his time with the Cavaliers, Mr. Boland served for 22 years as a partner of Ernst & Young LLP in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement from the firm in 1998. Mr. Boland is also a Director of The Goodyear Tire & Rubber Company and Invacare Corporation and is a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland.

Christopher M. Connor
Chairman and
Chief Executive Officer,
Sherwin-Williams
Director of Sherwin-Williams since 1999

Christopher M. Connor, 51, has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor served as President of Sherwin-Williams from July 2005 to October 2006, Vice Chairman of Sherwin-Williams from October 1999 to April 2000, and President, Paint Stores Group of Sherwin-Williams from August 1997 to October 1999. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of Eaton Corporation and National City Corporation.

Daniel E. Evans
Retired, Former Chairman, Chief
Executive Officer and Secretary,
Bob Evans Farms, Inc.
Director of Sherwin-Williams since 1990

Daniel E. Evans, 71, prior to his retirement in April 2001, served as Chairman of Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans served as Chief Executive

Officer and Secretary of Bob Evans Farms from 1971 to April 2000. Mr. Evans is also a Director of Evans Enterprises, Inc. and Motorists Mutual Insurance Company.

David F. Hodnik
Retired, Former President and
Chief Executive Officer,
Ace Hardware Corporation
Director of Sherwin-Williams since 2005

David F. Hodnik, 60, prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace from January 1996 through December 2004. Mr. Hodnik joined Ace in October 1972 and held various financial, accounting and operating positions at Ace.

Susan J. Kropf
Retired, Former President and
Chief Operating Officer,
Avon Products, Inc.
Director of Sherwin-Williams since 2003

Susan J. Kropf, 59, prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf joined Avon in 1970 and held various positions in manufacturing, marketing and product development. Mrs. Kropf is also a Director of Coach, Inc., MeadWestvaco Corporation, The Kroger Co. and the Wallace Foundation.

Robert W. Mahoney
Retired, Former Chairman, Chief
Executive Officer and President,
Diebold, Incorporated
Director of Sherwin-Williams since 1995

Robert W. Mahoney, 71, prior to his retirement in April 2000, served as Chairman of Diebold, Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney served as Chief Executive Officer of Diebold from April 1988 to November 1999 and President of Diebold from July 1993 to November 1996. Mr. Mahoney is also a Director of Cincinnati Bell Inc. and The Timken Company, is Retired Chairman of the Federal Reserve Bank of Cleveland, Chairman of Ignite Sales, Inc. and Retired Chairman of Mercy Medical Center (Canton, Ohio), is a Trustee of the Professional Football Hall of Fame, is a Member of the Stark (County, Ohio) Development Board, Inc., and is Co-chair of the Ohio Business Alliance for Higher Education and the Economy, Ohio Business Roundtable.

Gary E. McCullough
President and
Chief Executive Officer,
Career Education Corporation
Director of Sherwin-Williams since 2002

Gary E. McCullough, 49, has served as President and Chief Executive Officer of Career Education Corporation (provider of post secondary education) since March 2007. Mr. McCullough served as Senior Vice President of Abbott Laboratories and President of its Ross Products Division from December 2003 to March 2007. Immediately prior to joining Abbott Laboratories, Mr. McCullough served as Senior Vice President – Americas of Wm. Wrigley Jr. Company from March 2000 to December 2003. Mr. McCullough also spent 13 years at the Procter & Gamble Company where he served in a variety of marketing and management positions. Mr. McCullough is also a Director of Career Education Corporation.

A. Malachi Mixon, III
Chairman and Chief Executive Officer,
Invacare Corporation
Director of Sherwin-Williams since 1993

A. Malachi Mixon, III, 67, has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and Chairman of Invacare since September 1983. Mr. Mixon served as President of Invacare from January 1980 to November 1996. Mr. Mixon is also Chairman of The Cleveland Clinic Foundation and Cleveland Institute of Music and is a Director of the Harvard School of Business Administration.

Curtis E. Moll
Chairman and Chief Executive Officer,
MTD Holdings Inc
Director of Sherwin-Williams since 1997

Curtis E. Moll, 68, has served as Chairman and Chief Executive Officer of MTD Holdings Inc (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is also a Director of AGCO Corporation and is Chairman of the Board of Directors of Shiloh Industries, Inc.

Richard K. Smucker
President and Co-Chief Executive Officer,
The J.M. Smucker Company
Director of Sherwin-Williams since 1991

Richard K. Smucker, 59, has served as Co-Chief Executive Officer of The J.M. Smucker Company (makers of food products) since February 2001 and President of J.M. Smucker since January 1987. Mr. Smucker served as Chief Financial Officer of J.M. Smucker from June 2003 to January 2005. Mr. Smucker is also a Director of J.M. Smucker and Wm. Wrigley Jr. Company and is a Trustee of Miami University of Ohio and the Musical Arts Association (The Cleveland Orchestra).

The Board of Directors unanimously recommends that you vote “FOR” Proposal 1 relating to the election of directors.

INDEPENDENCE OF DIRECTORS

The Board of Directors has adopted categorical Director Independence Standards to assist the Board of Directors in determining the independence of each director. To be considered independent, the Board of Directors must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board of Directors broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board of Directors may determine from time to time.

During the Board of Directors’ annual review of director independence, the Board of Directors considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board of Directors also considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams’ senior management.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	if the director is an executive officer or employee of another company that, during any of the past three years, made payments to, or receives payments from, Sherwin-Williams for property or services in an amount which, in any year, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•	if an immediate family member of the director is an executive officer of another company that, during any of the past three years, made payments to, or receives payments from, Sherwin-Williams for property or services in an amount which, in any year, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•	if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams in an amount which is less than five percent of such other company’s total assets; and

•	if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not for profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $250,000 or five percent, whichever is greater, of that organization’s annual gross revenues.

A complete copy of our Director Independence Standards is attached as Appendix A.

Early this year, the Board of Directors performed its annual director independence review for 2008. As part of this review, the Board of Directors considered club memberships common among our directors, including Messrs. Anton, Boland, Connor, Mixon and Smucker. The Board of Directors also considered common public, private and charitable board memberships among our executive officers and directors, including Messrs. Anton, Boland, Connor, Mixon and Moll. The Board of Directors does not believe that any of these common club and board memberships impair the independence of our directors.

As a result of this review, the Board of Directors determined that 10 of our 11 current directors and director nominees are independent, and all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board of Directors determined that Mrs. Kropf and Messrs. Anton, Boland, Evans, Hodnik, Mahoney, McCullough, Mixon, Moll and Smucker meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange. Mr. Connor is not considered to be independent because of his position as Chairman and Chief Executive Officer of Sherwin-Williams.

2007 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our nonemployee directors for 2007. Mr. Connor, who is our Chairman and Chief Executive Officer, does not receive any additional compensation for services as a director.

	Fees Earned		Option	All Other
	or Paid in	Stock Awards	Awards	Compensation	Total
Name	Cash ($)(4)	($)(5,6,7)	($)(8)	($)(9,10)	($)

A. F. Anton	76,750	53,814	-0-	-0-	130,564
J. C. Boland(1)	89,500	73,507	-0-	5,000	168,007
D. E. Evans	76,750	73,507	-0-	-0-	150,257
D. F. Hodnik	80,250	74,454	-0-	-0-	154,704
S. J. Kropf	80,250	73,507	-0-	-0-	153,757
R. W. Mahoney(2)	90,250	73,507	-0-	-0-	163,757
G. E. McCullough	82,000	73,507	-0-	-0-	155,507
A. M. Mixon, III	80,250	73,507	-0-	5,000	158,757
C. E. Moll	82,000	73,507	-0-	-0-	155,507
R. K. Smucker(3)	92,750	73,507	-0-	1,000	167,257

[1]	Mr. Boland served as Chair of the Nominating and Corporate Governance Committee.

[2]	Mr. Mahoney served as Chair of the Compensation and Management Development Committee.

[3]	Mr. Smucker served as Chair of the Audit Committee.

[4]	The amounts set forth in this column reflect the annual retainer, the annual retainer for committee chairs, and meeting fees. Messrs. Boland, Kropf, McCullough, Mixon and Moll elected to defer payments of all or a portion of their fees under our Director Deferred Fee Plan. Cash amounts deferred during 2007 were as follows: Mr. Boland ($89,500), Mrs. Kropf ($75,000), Mr. McCullough ($82,000), Mr. Mixon ($80,250) and Mr. Moll ($82,000). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held by the nonemployee directors under our Director Deferred Fee Plan at December 31, 2007 was as follows: Mr. McCullough (9,221), Mr. Moll (18,549) and Mr. Smucker (11,685). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held by the nonemployee directors under our Director Deferred Fee Plan at December 31, 2007 was as follows: Mr. Boland (17,613), Mrs. Kropf (6,242) and Mr. Mixon (27,110).

[5]	The amounts set forth in this column reflect shares of restricted stock granted during 2007 and previous years under our 2006 Stock Plan for Nonemployee Directors and our 1997 Stock Plan for Nonemployee Directors (the predecessor plan). The amounts listed are equal to the compensation cost recognized by Sherwin-Williams during 2007 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), except no assumptions for forfeitures were included. Additional information related to the calculation of the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report to Shareholders.

[6]	Each of the nonemployee directors received 1,333 shares of restricted stock during 2007 under our 2006 Stock Plan for Nonemployee Directors. The aggregate grant date fair value computed in accordance with FAS 123R for the shares of restricted stock granted to the nonemployee directors during 2007 was $93,677 for each of Mrs. Kropf and Messrs. Anton, Boland, Evans, Hodnik, Mahoney, McCullough, Mixon, Moll and Smucker. Additional information related to the calculation of the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report to Shareholders.

[7]	The number of shares of restricted stock held by the nonemployee directors at December 31, 2007 was as follows: Mr. Anton (2,333), Mr. Boland (2,833), Mr. Evans (2,833), Mr. Hodnik (2,833), Mrs. Kropf (2,833), Mr. Mahoney (2,833), Mr. McCullough (2,833), Mr. Mixon (2,833), Mr. Moll (2,833) and Mr. Smucker (2,833). Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.

[8]	The number of stock options held by the nonemployee directors at December 31, 2007 was as follows: Mr. Evans (17,000), Mrs. Kropf (7,000), Mr. Mahoney (15,000), Mr. McCullough (9,000), Mr. Mixon (17,000), Mr. Moll (1,167) and Mr. Smucker (3,500). No stock options have been granted to the nonemployee directors since 2003, and our director compensation program no longer includes the granting of stock options.

[9]	The amounts set forth in this column reflect charitable matching gifts under our matching gifts to education program and our matching gifts for volunteer leaders program. These programs are available to all full-time employees and directors and are described on the next page.

[10]	The amounts set forth in this column do not include the incremental cost of our Business Travel Accident Insurance Plan. Coverage under this plan is provided to all directors, executive officers and full-time salaried employees. We pay an aggregate premium for the insurance policy underlying this plan. The total aggregate premium in 2007 for this plan for all directors, executive officers and employees was $33,030.

DIRECTOR COMPENSATION PROGRAM

The Compensation and Management Development Committee is responsible for annually reviewing and approving the compensation for the nonemployee directors. All of the nonemployee directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

We use a combination of cash and equity-based compensation to attract and retain our nonemployee directors. Compensation for the nonemployee directors consists of an annual cash retainer; an additional annual cash retainer for chairs of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee; meeting fees; an annual grant of restricted stock; and other benefits.

Stock options are not currently a part of the nonemployee director compensation program. In addition, we do not provide retirement benefits to our nonemployee directors.

2008 Director Fees.  For 2008, the cash and equity compensation payable to the nonemployee directors is as follows:

•	An annual cash retainer of $85,000;

•	An additional annual cash retainer of $15,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $11,500 for the chair of the Compensation and Management Development Committee;

•	An additional annual cash retainer of $8,500 for the chair of the Nominating and Corporate Governance Committee;

•	A meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings during the calendar year, any Board and committee meetings held on the same date shall constitute one meeting; and

•	An annual grant of restricted stock valued at approximately $85,000 at the time of the grant under our 2006 Stock Plan for Nonemployee Directors.

Shares of restricted stock vest in annual increments of one-third of the shares granted over a period of three years. The shares will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, the shares will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. This includes travel expenses of spouses if they are invited for a specific business purpose.

2007 Director Fees.  During 2007, the annual cash retainer payable to the nonemployee directors was $75,000. In addition, the chair of the Audit Committee received an additional annual cash retainer of $12,500, the chair of the Compensation and Management Development Committee received an additional annual cash retainer of $10,000, and the chair of the Nominating and Corporate Governance Committee received an additional annual cash retainer of $7,500. Nonemployee directors were also eligible to receive a meeting fee of $1,750 for each Board or Committee meeting attended in excess of seven meetings. During 2007, each nonemployee director received a grant of 1,333 shares of restricted stock.

Other Benefits.  We also pay the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts programs on the same basis as employees. These programs provide for annual matches in an equal amount of up to $5,000 under the matching gifts to education program and $1,000 under the matching gifts for volunteer leaders program, as well as annual grants of up to $200 under the grants for volunteers program.

Amounts received by the directors for these other benefits are included in the “All Other Compensation” column of the 2007 Director Compensation Table.

Deferral of Director Fees.  Directors may elect to defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan. Deferred fees may be credited to a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of our common stock and the payment of dividend equivalents at the same rate as dividends are paid on our common stock. Amounts deferred may be distributed either in annual installments over a period up to ten years or in a lump sum on the date chosen by the director. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEE MEMBERSHIP

The Board of Directors held seven meetings during 2007. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all annual and special meetings of shareholders. All directors except one attended the 2007 Annual Meeting of Shareholders.

The Board of Directors has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of these committees. You can find a complete copy of each committee charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. The following table sets forth the current membership of these committees.

			Compensation and	Nominating and
			Management	Corporate
Name	Audit		Development	Governance

A. F. Anton			x
J. C. Boland	x			x *
D. E. Evans			x
D. F. Hodnik	x
S. J. Kropf			x
R. W. Mahoney			x *	x
G. E. McCullough	x
A. M. Mixon, III			x	x
C. E. Moll	x			x
R. K. Smucker	x	*		x

* Committee Chair

Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements;

•	preparing the report required by the rules of the SEC to be included in our annual proxy statement; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.

The Committee met five times during 2007. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange, SEC regulations and our Director Independence Standards. The Board of Directors has determined that Messrs. Boland, Hodnik and Smucker are “audit committee financial experts,” as that term is defined by SEC regulations. No member of the Committee serves on the audit committees of three other public companies.

Compensation and Management Development Committee. The purpose of the Compensation and Management Development Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	compensating our management, which includes our executive officers;

•	overseeing our management succession planning;

•	producing a compensation committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.

The Committee met four times during 2007. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Process for Determining Director and Executive Compensation.  The Committee reports to the Board of Directors on all compensation matters regarding our directors, executives and other key salaried employees. The Committee annually reviews and approves the compensation for our directors, executives and other key salaried employees. The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Committee relies upon our executives and other employees and an outside compensation consultant in order to assist the Committee in performing its duties.

We generally pay our directors and executives compensation that is competitive in the marketplace. In order to assist the Committee in determining compensation that is competitive, the Committee has engaged Towers Perrin, an outside consulting firm, as its compensation consultant. Towers Perrin annually compiles information regarding the compensation that similar companies are paying to their directors and executives. Our Senior Vice President — HR and his staff usually work directly with Towers Perrin to compile the market compensation information. We use that information as a starting point to set compensation levels for our directors and executives.

Role of the Compensation Consultant.  Towers Perrin serves as an advisor to the Committee on compensation matters relating to our directors and executives. Towers Perrin generally provides the Committee with market compensation data and makes recommendations with regard to the form and amount of director and executive compensation based on the market data. Towers Perrin typically makes recommendations with regard to the base salary, annual cash incentive compensation and long-term equity incentive compensation for our Chief Executive Officer.

Towers Perrin also from time to time identifies peer companies for benchmarking director and executive compensation, provides other market compensation information and analysis, assists with the development of, and changes to, compensation plans and programs, and attends Committee meetings.

Role of Management.  The Committee relies upon our Senior Vice President — HR and his staff for input in determining director and executive compensation levels. Towers Perrin typically provides the requested market compensation information to our Senior Vice President — HR, and our Senior Vice President — HR typically meets with Towers Perrin to discuss this information. Our Chief Executive Officer does not meet with Towers Perrin on an individual basis. With regard to director compensation, Towers Perrin also typically provides the Committee with recommendations of any changes to director compensation. Our Senior Vice President — HR may also make recommendations to the Committee of changes to director compensation based upon the market compensation information.

With regard to executive compensation, management generally makes recommendations to the Committee and plays a more active role in the compensation process. Management makes recommendations relating to the development of compensation plans and programs and changes to existing plans and programs. Management also makes recommendations with respect to:

•	the evaluation of executive performance;

•	merit salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for grants of restricted stock;

•	the results attained with respect to performance goals; and

•	the number of stock options and shares of restricted stock granted.

Prior to providing recommendations to the Committee at its formal meetings, our Senior

Vice President — HR generally will meet with our Chief Executive Officer to review the recommendations, except for recommendations concerning our Chief Executive Officer’s compensation. Our Chief Executive Officer and our Senior Vice President — HR also will meet with the chair of the Committee prior to Committee meetings to review the agenda for the meetings and the compensation recommendations. Our Chief Executive Officer and our Senior Vice President — HR generally attend all Committee meetings. Our Chief Executive Officer does not have the ability to call Committee meetings. Our Senior Vice President — HR serves as secretary for the Committee at its meetings. Our Chief Executive Officer is excused from that part of the meeting during which the Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the director nominees for election as directors;

•	recommending to the Board of Directors the director nominees for each committee of the Board of Directors;

•	reviewing, developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	guiding the Board of Directors in its annual evaluation of the Board of Directors’ performance; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.

The Committee met twice in 2007. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Director Qualifications.  The Committee seeks a diverse group of candidates who possess the appropriate characteristics, skills, experience and time to make a significant contribution to the Board of Directors, Sherwin-Williams and our shareholders. Each candidate will be evaluated in the context of the Board of Directors as a whole, with the objective that the Board of Directors can best perpetuate Sherwin-Williams’ success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences. Each candidate shall have the highest personal and professional character and integrity, and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

In considering the composition of the Board of Directors as a whole, the Board of Directors considers the following characteristics, skills and experiences of each individual candidate:

•	Management;

•	Financial Expertise;

•	Manufacturing, Distribution;

•	Technical, Research & Development;

•	International Operations;

•	Marketing, Sales;

•	Retail Operations;

•	Independence; and

•	Diversity.

In addition, the Board of Directors considers such other skills and experiences as it deems appropriate given the then-current needs of the Board of Directors and Sherwin-Williams.

The Committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

Consideration of Candidates Recommended by Shareholders.  The Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates.

Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock that are owned by the shareholder;

•	a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•	a statement, signed by both the shareholder and the candidate (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•	the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•	a written statement signed by the candidate agreeing that if he or she is nominated by the Board of Directors, he or she will (a) be a nominee for election to the Board of Directors, (b) provide all information necessary to be include in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules, and (c) serve as director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and management’s assessment based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
R. K. Smucker, Chairman
J. C. Boland
D. F. Hodnik
G. E. McCullough
C. E. Moll

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2007 and this Proxy Statement.

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
R. W. Mahoney, Chairman
A. F. Anton
D. E. Evans
S. J. Kropf
A. M. Mixon, III

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary.

•	The major components of our executive compensation program are base salary, annual cash incentive compensation, long-term equity incentive compensation through stock options and restricted stock, and other employee and executive benefits.

•	We review compensation paid at similar chemical, building product manufacturing and retail companies to ensure that our compensation program is competitive in comparison with our peers.

•	For our annual cash incentive compensation, we assign performance goals for our executives at the beginning of each year.

•	We annually grant stock options and performance-based restricted stock to our executives to help us retain our executives and encourage our executives to improve the long-term performance of our company.

•	We provide our executives with various retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees.

•	We provide our executives with other executive benefit programs and benefits as part of providing a competitive executive compensation program and for employee retention.

•	We prepare and use tally sheets when approving changes in compensation for our named executives to allow us to review how a change in the amount of each compensation component affects total compensation and to review each named executive’s total compensation in the aggregate.

•	Effective August 2007, we eliminated the following perquisites for our executives: parking, annual physical, personal liability insurance, basic financial planning, home security system and club memberships for personal use.

•	In February 2008, we adopted a policy providing for the recapture of compensation from key employees who knowingly engage in fraudulent or illegal conduct that causes a financial restatement.

Objectives.  We design and manage our company-wide compensation programs to maintain a performance and achievement-oriented environment in order to attract, hire, retain and motivate talented and skilled individuals at all levels of our company.

The Compensation Committee.  The Compensation and Management Development Committee assists our Board of Directors in fulfilling our Board’s oversight responsibilities to administer our executive compensation program. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our director independence standards.

The Compensation Committee reports to the Board of Directors on all compensation matters regarding our executives and other key salaried employees. You may learn more about the Compensation Committee’s responsibilities by reading the Compensation Committee’s Charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. We have also included additional information about the Compensation Committee, including the role of compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committee Membership — Compensation and Management Development Committee.”

Components of Compensation.  The major components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for the day-to-day performance of job responsibilities	Cash
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals	Cash
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company, thereby aligning the interests of our executives with the interests of our shareholders	Stock options, which vest over a three-year period, and performance-based restricted stock, which vests at the end of a four-year period based upon the achievement of financial performance goals
Other Employee And Executive Benefits, Including Perquisites	Provides a broad-based executive compensation program for employee retention, retirement, health and financial security	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; perquisites, executive life insurance program, executive long-term disability program and grantor trust program

The Summary Compensation Table sets forth amounts for these components that we paid to our Chairman and Chief Executive Officer, our Senior Vice President — Finance and Chief Financial Officer and our three other highest paid executives for 2007. We refer to these five executives as our “named executives.” Our named executives are:

•	Christopher M. Connor, Chairman and Chief Executive Officer;

•	John G. Morikis, President and Chief Operating Officer;

•	Sean P. Hennessy, Senior Vice President — Finance and Chief Financial Officer;

•	Steven J. Oberfeld, President, Stores Group; and

•	Thomas W. Seitz, Senior Vice President — Strategic Excellence Initiatives.

We compensate our executives principally by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options and restricted stock). We determine the mix of short-term and long-term compensation by reviewing the mix available at the peer companies listed on the next page. Accordingly, we do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation.

The policies we use to make compensation decisions and the decisions we make are materially similar for all executives. These policies and decisions result in higher compensation levels for our Chairman and Chief Executive Officer primarily based upon the higher median compensation that is available for chief executive officers at the peer companies.

We tie our annual cash incentive compensation to the achievement of performance goals, and we tie our long-term equity incentive compensation to the achievement of performance goals or to the value of our common stock. We believe it is important that a portion of our executives’ incentive compensation is dependent upon the price of our common stock in order to align the interests of our executives with the interests of our shareholders. However, since the price of our common stock is subject to some factors outside the control of our company and our executives, we believe it is also important that a portion of our executives’ incentive compensation be tied to performance goals relating to the operations of our company. We select performance goals that we believe help to drive our business and create value for our shareholders.

Our Starting Point.  We offer our executives compensation that is intended to be competitive with compensation offered at similar chemical, building product manufacturing and retail companies with comparable sales. The Compensation Committee has retained Towers Perrin, an outside compensation consultant, to identify annually the minimum, median and maximum compensation paid to executives holding equivalent positions or having similar responsibilities at these peer companies. These peer companies are regularly reviewed and changed from time to time, and the information is updated annually.

We review compensation paid at these peer companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. We use this information only as a starting point, not as a determining factor, in setting compensation.

We generally benchmark the compensation that we pay to our executives against the median compensation that these peer companies pay to their executives. We benchmark against median compensation because it allows us to attract and retain employees, provides an incentive for employees to strive for better than average performance to earn better than average compensation, and helps us to manage the overall cost of our compensation program. For compensation earned in 2007, these peer companies included the companies listed in the following table.

Akzo Nobel, N.V.	Engelhard Corporation	Owens Corning
American Standard Companies, Inc.	Fortune Brands Inc.	PPG Industries, Inc.
Armstrong Holdings Inc.	Imperial Chemical Industries PLC	Rohm and Haas Company
Ashland Inc.	Leggett & Platt Inc.	RPM International Inc.
Avery Dennison Corporation	Lennox International Inc.	The Stanley Works
The Black & Decker Corporation	Louisiana-Pacific Corporation	USG Corporation
Chemtura Corporation	Masco Corporation	The Valspar Corporation
Eastman Chemical Co.	Newell Rubbermaid Inc.	Weyerhaeuser Company

For compensation to be earned in 2008, we deleted eight companies (Armstrong, Chemtura, Engelhard, Imperial Chemical, Lennox, Louisiana-Pacific, RPM and Valspar) and added four companies (Air Products & Chemicals, Inc., Mohawk Industries, Inc., Celanese Corporation and The Lubrizol Corporation). These changes were made so that the median size of the group (measured in total sales) more closely approximates Sherwin-Williams’ size while still encompassing similar businesses.

The compensation information for the peer companies provided by Towers Perrin includes median base salary, annual cash incentive compensation, long-term equity incentive compensation and total direct compensation. Total direct compensation is the sum of base salary, annual cash incentive compensation and long-term incentive compensation. We review total direct compensation in order to help us determine whether the principal compensation components that we pay to our executives are competitive in the aggregate.

The following table sets forth the projected total direct compensation for our named executives as a percent of the median total direct compensation paid by the peer companies. For purposes of this table, projected total direct compensation includes 2008 base salary, 2008 targeted annual cash incentive compensation, stock options granted in October 2007 and the targeted value of shares of restricted stock granted in February 2008.

Projected Targeted
Total Direct
Compensation as a %
Named Executive	of Peer Companies (%)

C.M. Connor	101.8
J.G. Morikis	105.6
S.P. Hennessy	104.6
S.J. Oberfeld	105.5
T.W. Seitz	109.0

The median total direct compensation paid by the peer companies (as set forth in the table above) reflects 2006 compensation because more current compensation amounts were not available at the time the Compensation Committee reviewed the information. Consequently, because peer compensation amounts were two years old, we expected the projected targeted total direct compensation for our named executives (as set forth in the table above) to exceed 100% of peer compensation.

No targeted compensation component amount for any of our named executives materially varied from the median component amount for the peer companies. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Base Salary.  Each salaried position at our company is assigned a salary grade that corresponds to a salary range. We review the salary ranges against median base salaries at the peer companies based upon the position and level of responsibility. The midpoint of the range generally approximates the median salary paid for an equivalent or similar position at the peer companies. The Compensation Committee reviews salary ranges for our executives annually. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with any promotion or other change in responsibility. Annual base salary increases are effective in March.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. In addition, each executive undergoes an annual performance review. The executive’s performance for the prior year is reviewed by his direct supervisor. With regard to the evaluation of our Chairman and Chief Executive Officer, each director provides ratings and comments for performance areas that include company strategy, manpower needs, and leadership in growing sales, earnings per share and total shareholder return. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance review, all salaried employees, including our executives, are assigned a performance rating that corresponds with a range of potential merit increases. Increases are based upon the executive’s performance, responsibilities, experience and tenure in his particular position and our company-wide performance. These factors are not quantified or weighted in any objective manner. Instead, the Compensation Committee exercises its discretion and subjective judgment in assessing those factors and in approving a specific merit increase within the range.

During 2007, the Compensation Committee reviewed the perquisites that Sherwin-Williams has provided to its executives and eliminated most of those perquisites. Effective August 2007, the Compensation Committee eliminated the following perquisites: parking, annual physical, personal liability insurance, basic financial planning, home security system and club memberships for personal use. Accordingly, the Compensation Committee approved a salary adjustment to compensate executives for the elimination of these perquisites. The annual base salaries were increased $25,000 for Messrs. Connor, Morikis and Hennessy and $20,000 for Messrs. Oberfeld and Seitz.

We adopt budget salary guidelines for all of our employees. For 2007, we adopted an overall 3.75% merit budget for annual salary increases with possible merit increases ranging from 0% to 8.25%. For 2008, we adopted an overall 3.25% merit budget for annual salary increases with possible merit increases ranging from 0% to 7.75%. The following table sets forth the 2007 and 2008 base salaries for our named executives and the percentage increase.

	2007 Base	%	2008 Base
Named Executive	Salary ($)	Increase	Salary ($)

C.M. Connor	1,183,522	3.25	1,221,987
J.G. Morikis	683,356	3.25	705,566
S.P. Hennessy	522,157	3.25	539,127
S.J. Oberfeld	474,575	3.25	489,999
T.W. Seitz	436,713	3.25	450,907

Annual Cash Incentive Compensation.  We pay annual cash incentive compensation to our executives under our 2007 Executive Performance Bonus Plan, which was approved by our shareholders at our 2007 Annual Meeting of Shareholders. The amount of annual cash incentive compensation earned by our named executives in 2007 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. We paid these amounts in February 2008. All of our executives participate in our Executive Performance Bonus Plan. Our Executive Performance Bonus Plan is designed so that our executives may earn higher than average annual cash incentive compensation for above average performance and lower than average annual cash incentive compensation for below average performance.

The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percent of their salary. Target incentive awards are determined by using the median annual cash incentive compensation available at the peer companies, which generally equals the amount an executive could receive under our Executive Performance Bonus Plan if he achieves a 100% average of his goals. The maximum incentive awards are determined by using the maximum annual cash incentive compensation available at the peer companies, which generally equals the amount an executive could receive if he achieves a 125% average of his goals.

The following table sets forth the minimum, target and maximum cash incentive amount levels, as a percent of salary, for each named executive based upon the executive achieving an average of 75%, 100% and 125%, respectively, of his performance goals. These levels are effective for annual cash incentive amounts earned in 2008 and payable in February 2009. In February 2008, we increased the maximum annual cash incentive level that may be earned in 2008 for Messrs. Oberfeld and Seitz (from 95% to 120%). We increased these levels for Messrs. Oberfeld and Seitz to align their maximum annual cash incentive compensation with the maximum annual cash incentive compensation available for similar positions at the peer companies.

	2008 Incentive Amount as a
	Percentage of Salary
Named Executive	Minimum	Target	Maximum

C.M. Connor	40	95	190
J.G. Morikis	40	75	150
S.P. Hennessy	40	75	150
S.J. Oberfeld	30	60	120
T.W. Seitz	30	60	120

At its February meeting, the Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year and approves new performance goals for the current year.

We annually establish a threshold goal to increase company earnings. 75% of this earnings increase must be met before we pay annual incentive compensation, subject to the Compensation Committee’s discretion to pay amounts for individual performance and to make adjustments for nonrecurring or unusual items. For 2007, the threshold earnings goal was to increase 2007 earnings before taxes $68.2 million over 2006 earnings. In 2007, our earnings before taxes increased $78.6 million compared to 2006. Accordingly, we exceeded the 2007 threshold earnings goal. We did not make any adjustments for nonrecurring or unusual items.

The Compensation Committee approves the performance goals of all of our named executives. Our Chairman and Chief Executive Officer also approves the goals of our other named executives. Performance goals vary by executive and usually relate to the business unit or function for which such person has responsibility. Performance goals are weighted between 10% and 30%. Financial performance goals are generally weighted more heavily.

Target levels for financial performance goals are generally set at a level that show improvement over the prior year. The following table shows for each named executive the 2007 performance goals, the weightings for each goal and the corresponding percentage achievement for each goal.

		Percentage
Named Executive	2007 Performance Goals	Achievement

C.M. Connor	Earnings per share of $4.60 (weighted 30%)	125
J.G. Morikis S.P. Hennessy	Earnings before interest, taxes, depreciation and amortization of $1.126 billion (weighted 20%)	125
	Net sales of $8.3 billion (weighted 20%, 20% and 10%, respectively)	75
	Free cash flow of $444.6 million (weighted 10%, 10% and 20%, respectively)	125
	After tax return on equity of 31.1% (weighted 10%)	125
	Consolidated working capital as a % of sales of 11.62% (weighted 10%)	75
S.J. Oberfeld	Paints Stores Group sales of $5.3 billion (weighted 20%)	75
	Paint Stores Group profit before taxes (weighted 20%)	108
	Paint Stores Group return on sales (weighted 20%)	125
	Paint Stores Group return on net assets employed of 52.1% (weighted 15%)	125
	Paint Stores Group gallons sold (weighted 15%)	50
	Paint Stores Group new store openings of 143 (weighted 10%)	75
T.W. Seitz	Net sales of $8.3 billion (weighted 20%)	75
	Total savings from operations management projects of $24 million (weighted 20%)	125
	Development of domestic supply chain strategy (weighted 20%)	125
	Earnings per share of $4.60 (weighted 10%)	125
	Return on net assets employed of 28.6% (weighted 10%)	125
	Creation of a global sourcing strategy (weighted 10%)	125
	Adoption of excellence initiatives in acquisitions (weighted 10%)	120

We have not disclosed target levels for three of Mr. Oberfeld’s performance goals because we believe such disclosure will cause competitive harm to Sherwin-Williams with regard to product pricing. These three goals relate to Paint Stores Group profit before taxes, return on sales and gallons sold. The target levels for each of these goals were set at amounts that exceeded 2006 results. Mr. Oberfeld’s percentage achievement for each of these goals is set forth in the table above.

In February 2008, the Compensation Committee reviewed each named executive’s achievement of his 2007 performance goals. The following table sets forth for each named executive the average percentage of performance goals achieved, the amount of annual cash incentive compensation earned and the percentage of their 2007 salary that the amount represented.

	Average % of	Amount of
	Performance	Annual Cash
	Goals	Incentive	% of 2007
Named Executive	Achieved	Earned ($)	Salary

C.M. Connor	110.0	1,544,000	133
J.G. Morikis	110.0	697,000	105
S.P. Hennessy	115.0	604,000	120
S. J. Oberfeld	100.0	276,000	60
T.W. Seitz	114.5	339,000	80

Tax and Accounting Considerations.  From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives.

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company’s chief executive officer and any of its four other highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied.

Under our Executive Performance Bonus Plan, we have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of the Executive Performance Bonus Plan, the Compensation Committee retains the discretion to reward strong individual performance by paying executive compensation that may not be deductible under Section 162(m). The Compensation Committee believes that its ability to exercise such discretion is in the best interests of Sherwin-Williams and our shareholders. The Compensation Committee did not make any such discretionary payments for 2007 to our executives.

Long-term Equity Incentive Compensation.  We grant long-term equity incentive compensation in the form of stock options and restricted stock annually to our executives under our 2006 Equity and Performance Incentive Plan. We begin by determining the median market value of long-term equity incentive compensation that the peer companies grant to their executives, and then we allocate that compensation between stock options and restricted stock. When making awards of stock options and restricted stock to executives, we target comparable values for stock options and restricted stock. We allocate the mix of stock options and restricted stock in this way because we want to equally reward the growth in the value of our common stock and the achievement of financial performance goals.

We have used a consistent approach in granting stock options and restricted stock over the years. We grant stock options and restricted stock on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately one year in advance. We typically grant restricted stock in February and stock options in October. We grant restricted stock and stock options in February and October so that our annual grants are made at different times of the year. Information relating to the stock options and shares of restricted stock granted to our named executives is set forth in the Summary Compensation Table and the 2007 Grants of Plan-Based Awards Table.

At each October Compensation Committee meeting, we grant stock options to all eligible employees. These grants are made typically on the same day that the Audit Committee approves our earnings release for the third quarter and a day or so before we release our third quarter earnings results. At each February Compensation Committee meeting, we grant restricted stock. This meeting typically occurs in the third week of February, approximately three or four weeks after we release our annual earnings results. We may also grant restricted stock and stock options at other regularly scheduled Compensation Committee meetings in connection with an employee’s promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or shares of restricted stock to be granted.

Stock Options.  The number of stock options granted to an executive is based upon the executive’s position and level of responsibility using comparable positions at the peer companies. We determine the specific number of stock options to be granted by calculating the Black-Scholes-Merton value of the stock options over a prior 90-day period. Black-Scholes-Merton is a generally accepted model used in estimating the value of stock options. We identify the minimum, median and maximum values of stock options granted by the peer companies. The Compensation Committee generally grants stock options at approximately median value.

In accordance with the terms of our stock plans, the option exercise price for all stock options is equal to the average of the high and low market price of our common stock on the date options are granted. Accordingly, the exercise price may be higher or lower than the closing price of our common stock on that day. We do not reprice stock options, and our stock plans do not contain reload features. Stock options typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant. In October 2007, we granted stock options to all executives.

Restricted Stock.  We determine the granting of restricted stock in a manner similar to how we determine the granting of stock options. We identify the minimum, median and maximum values of restricted stock granted by the peer companies. The Compensation Committee generally grants restricted stock with a value higher than the median to allow our executives the opportunity to earn above average compensation for above average performance. In 2007, the Compensation Committee granted shares of restricted stock at approximately 125% of the median value. Shares of restricted stock are subject to a “substantial risk of forfeiture” and vest in accordance with performance and time restrictions. The number of shares of restricted stock that will vest at the end of the restriction period is based upon the achievement of one or more performance goals. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved. The shares of restricted stock vest at the end of four years. During the four-year period, executives beneficially own the shares of restricted stock and possess all voting and dividend rights.

The number of shares of restricted stock that will actually vest will range from 0% to 100% based upon our company’s achievement of specified financial performance goals. These goals measure average return on average equity and cumulative earnings before interest, taxes, depreciation and amortization over four years. We refer to this second measure as EBITDA. We explain how we calculate EBITDA on page 36 of our 2007 Annual Report to Shareholders. The Compensation Committee selected these two performance measures because they reward our executives in achieving two important business objectives — earnings growth and working capital management. The Compensation Committee believes these objectives help us improve our long-term financial results.

At the end of the vesting period, the Compensation Committee will review performance against the goals and determine the number of shares of restricted stock that will vest. For the 2007 grant of restricted stock:

•	100% of the shares of restricted stock will vest in the event we achieve at least a 17% average return on average equity and at least an 8% cumulative growth in EBITDA;

•	No shares will vest in the event we achieve below 13% average return on average equity or below 3% cumulative growth in EBITDA; and

•	Between 0% and 100% of the restricted stock will vest in the event we achieve between 13% and 17% average return on average equity and between 3% and 8% cumulative growth in EBITDA.

At each February meeting, the Compensation Committee grants shares of performance-based restricted stock to all executives and approves the vesting of restricted stock granted four years earlier. In February 2007 and 2008, the Compensation Committee approved the vesting of 100% of the shares of restricted stock granted in February 2003 and 2004, respectively. During each four-year period, Sherwin-Williams achieved at least a 17% average return on average equity and at least an 8% cumulative growth in EBITDA.

Long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options and shares of restricted stock currently held by an executive when making awards of stock options and restricted stock.

Other Benefits.  We provide our named executives with various retirement and savings programs, health and welfare programs, employee benefit plans, programs and arrangements generally available to all employees and other executive benefits. We annually review these items in connection with our preparation and review of the overall compensation packages of our named executives and in connection with our review of tally sheets.

Other executive benefit programs include an executive life insurance program, an executive long-term disability program, a grantor trust program and perquisites. The 2007 amounts for these programs, including the incremental costs of perquisites, are set forth in separate tables that are included in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

The life insurance and long term disability programs are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long-term disability programs that we offer to other employees due to benefit limitations within the broad-based programs.

We initiated our grantor trust program in 2003 to replace our non-qualified deferred compensation plan in order to provide financial security to those executives who have accumulated a significant retirement benefit in our non-qualified deferred compensation plan. All salaried employees are eligible to participate in funded retirement plans. The Internal Revenue Code contains limits on the amount of benefits that can be contributed to and/or paid from a qualified retirement plan. Employees whose retirement benefits are limited are eligible to participate in the nonqualified deferred compensation plan to provide such employees with the retirement benefits they would have received under our qualified retirement plans but for those limitations. Executives who are eligible to participate in our grantor trust program are not eligible to participate in our deferred compensation plan.

All of our named executives participate in our grantor trust program. Under this program, supplemental compensation amounts are paid to our named executives to fund individual grantor trusts established by the executives. It is intended that these amounts provide our named executives with the same after-tax amount at retirement age as would have been provided under our non-qualified deferred compensation plan.

Internal Pay Equity.  The Compensation Committee has no specific policy and follows no established guidelines when considering internal pay equity. In connection with grants of stock options and restricted stock, the Compensation Committee generally grants the same number of stock options and shares of restricted stock to employees who are in similar pay grades.

Use of Tally Sheets.  When approving changes in compensation for our named executives, our human resources department prepares a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings programs, health and welfare programs and other executive benefits, including perquisites.

Tally sheets allow the Compensation Committee and management to review, in one place, how a change in the amount of each compensation component affects each named executive’s total compensation and to review each named executive’s total compensation in the aggregate. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for our named executives to be consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation to be awarded to our named executives solely based upon the review of tally sheets.

The Compensation Committee and management also reviewed potential payments to our named executives under termination and change in control scenarios including:

•	normal and early retirement;

•	death and disability;

•	voluntary termination;

•	involuntary (not for cause) termination;

•	termination for cause; and

•	termination following a change in control.

This review included potential severance payment obligations, potential values of accelerated shares of restricted stock and stock options, and projected payment obligations in connection with our retirement and savings programs, health and welfare plans, and other executive benefits. The Compensation Committee determined that the total potential payments, in the aggregate, for our named executives under each scenario to be reasonable and not excessive.

Executive Compensation Adjustment and Recapture Policy.  In February 2008, the Board of Directors and the Compensation Committee adopted a policy regarding the adjustment and recapture of compensation paid or payable to key employees and executives. Under the policy, employees who receive an award under our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams in the event:

•	The amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;

•	The employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	A lower amount would have been made to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board of Director’s determination that the employee engaged in such conduct.

Severance Pay Agreements.  To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we have entered into severance pay agreements with our executives, including each of our named executives. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to the compensation components.

In 2006, the Compensation Committee engaged Towers Perrin to evaluate our then existing severance pay agreements in order to determine how these agreements compared to market practices. Towers Perrin’s evaluation included a review of material terms of the agreements, including the change in control trigger threshold, severance pay single versus double triggers, severance pay multiples, continuation of retirement, health and welfare benefits, excise tax gross-ups, and the impact of Section 409A of the Internal Revenue Code. Based upon this evaluation, the Compensation Committee approved a new form of severance agreement in February 2007, and we entered into new severance agreements with each of our executives. The Compensation Committee believes that the material terms of the severance agreements are consistent with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. Because Mr. Connor’s base salary and annual cash incentive pay are higher than that of our other named executives, Mr. Connor’s potential cash severance payment is correspondingly higher than that of our other named executives. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Stock Ownership Guidelines.  We have established a minimum share ownership requirement for our directors, executive officers and operating presidents. We require each director who has served on the Board of Directors for at least five years to own a minimum of 10,000 shares of common stock. We require each executive and operating president who has served in such capacity for at least five years to own shares of common stock equal in value to a multiple of his base salary ranging from a low of three times to a high of five times for the Chief Executive Officer. The requirements for the executives and operating presidents are as follows.

Minimum share
Ownership as
Multiple of
Title	Base Salary

Chief Executive Officer	5 times
Chief Operating Officer	4 times
Other Executives and Operating Presidents	3 times

For purposes of meeting this requirement, each equivalent share of common stock and each share of restricted stock held under our benefit plans is considered as a share of common stock. Stock options are not considered towards meeting the requirement. The Compensation Committee reviews compliance with these guidelines annually. All directors, executive officers and operating presidents have either met the guidelines or are pursuing plans to meet the guidelines within the time frames prescribed.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President — Finance and Chief Financial Officer and our other three highest paid executive officers (our “named executives”).

							Change
							in
							Pension
							Value
							and
						Non-Equity	Nonqualified
Name						Incentive	Deferred	All
and				Stock	Option	Plan	Compensation	Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(2,3)	($)(3,4)	($)(5)	($)(6)	($)(7)	($)

C. M. Connor
Chairman and	2007	1,161,047	-0-	2,730,500	1,609,818	1,544,000	-0-	540,064	7,585,429
Chief Executive Officer	2006	1,113,742	-0-	2,657,568	1,311,425	1,816,000	-0-	454,283	7,353,018
J. G. Morikis
President and	2007	663,481	-0-	950,199	477,558	697,000	-0-	254,948	3,043,186
Chief Operating Officer	2006	479,036	-0-	803,983	315,980	577,000	-0-	194,016	2,370,015
S. P. Hennessy
Senior Vice President — Finance and	2007	503,617	-0-	661,186	382,116	604,000	-0-	193,997	2,344,916
Chief Financial Officer	2006	472,572	-0-	670,774	298,841	634,000	-0-	174,650	2,250,837
S. J. Oberfeld(1)
President,
Paint Stores Group	2007	459,272	-0-	474,603	729,311	276,000	-0-	249,720	2,188,906
T. W. Seitz
Senior Vice President — Strategic Excellence	2007	422,093	-0-	531,201	412,697	339,000	85,979	258,036	2,049,006
Initiatives	2006	399,642	-0-	444,052	583,737	327,000	53,816	356,401	2,164,648

[1]	Mr. Oberfeld first became a named executive in 2007.

[2]	The amounts set forth in this column reflect shares of restricted stock granted to our named executives. The amounts listed are equal to the compensation cost recognized by Sherwin-Williams during the indicated year for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. This valuation method values restricted stock granted during the indicated year and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report to Shareholders.

[3]	Information regarding the shares of restricted stock and stock options granted to our named executives during 2007 is set forth in the 2007 Grants of Plan-Based Awards Table. The 2007 Grants of Plan-Based Awards Table also sets forth the aggregate grant date fair value of the restricted stock and stock options granted during 2007 computed in accordance with FAS 123R.

[4]	The amounts set forth in this column reflect stock options granted to our named executives. The amounts listed are equal to the compensation cost recognized by Sherwin-Williams during the indicated year for financial statement purposes in accordance with FAS 123R, except no assumptions for forfeitures were included. This valuation method values stock options granted during the indicated year and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report to Shareholders.

[5]	The amounts set forth in this column for 2007 were earned under our 2007 Executive Performance Bonus Plan.

[6]	The amount set forth in this column for Mr. Seitz reflects the aggregate increase in the present value of his accumulated benefit in our Salaried Employees’ Pension Investment Plan.

[7]	The amounts set forth in this column for 2007 include:

•	company contributions under our Salaried Employees’ Revised Pension Investment Plan, a defined contribution plan, or our Salaried Employees’ Pension Investment Plan, a defined benefit plan;

•	company matching contributions under our Employee Stock Purchase and Savings Plan, a defined contribution plan;

•	company supplemental compensation payments pursuant to Individual Grantor Trust Participation Agreements between Sherwin-Williams and our named executives;

•	the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan;

•	company payments for premiums under our Executive Disability Income Plan;

•	tax reimbursements (which primarily consists of tax gross-up payments relating to our Grantor Trust Program and, for Mr. Oberfeld, relating to relocation expenses);

•	company charitable matching contributions under our matching gifts programs; and

•	perquisites and other personal benefits.

	C.M. Connor	J.G. Morikis	S.P. Hennessy	S.J. Oberfeld	T.W. Seitz
Company Contributions — Pension Plans ($)	13,200	13,200	13,200	13,200	2,250
Company Match — Employee Stock Plan ($)	13,500	13,500	13,500	13,500	13,500
Supplemental Payments — Grantor Trust ($)	309,047	99,751	101,051	55,431	150,847
Value — Executive Life Insurance Plan ($)	85,800	45,050	22,800	17,675	52,000
Premiums — Executive Disability Plan ($)	2,372	2,283	2,620	2,643	3,362
Tax Reimbursements ($)	55,032	14,662	12,515	58,569	10,819
Company Charitable Matching Gifts ($)	1,000	-0-	5,000	-0-	5,000
Perquisites ($)	60,113	66,502	23,311	88,702	20,258
TOTAL ($)	540,064	254,948	193,997	249,720	258,036

Amounts do not include the incremental cost of our Business Travel Accident Insurance Plan, which provides coverage for all of our directors, executive officers and full-time salaried employees. The total aggregate premium in 2007 for this plan for all directors, executives and employees was $33,030.

Perquisites.  We provide our executives with perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. Effective August 2007, we eliminated the following perquisites for our executives: parking, personal liability insurance, an annual physical, club memberships for personal use, reimbursement for basic financial planning and a home security system. The incremental costs of all perquisites provided to our named executives during 2007 are listed in the following table.

	C.M. Connor	J.G. Morikis	S.P. Hennessy	S.J. Oberfeld	T.W. Seitz
Executive Automobile Program ($)	30,787	36,397	20,412	14,368	13,681
Parking ($)	1,096	1,096	1,021	1,096	1,021
Personal Use of Corporate Aircraft ($)	12,643	-0-	-0-	-0-	-0-
Personal Liability Insurance ($)	2,901	3,056	-0-	1,411	660
Annual Physical ($)	-0-	1,770	-0-	2,664	-0-
Club Memberships ($)	6,611	6,051	933	-0-	4,896
Basic Financial Planning ($)	4,735	4,807	-0-	5,811	-0-
Home Security System ($)	1,340	13,325	945	-0-	-0-
Relocation Expenses ($)	-0-	-0-	-0-	63,352	-0-
TOTAL ($)	60,113	66,502	23,311	88,702	20,258

Narrative Information Regarding the Summary Compensation Table.

Employment Agreements.  None of our named executives have entered into employment agreements with Sherwin-Williams.

Salary.  The salary amounts disclosed in the table are the amounts earned by our named executives during the year.

For 2007, salaries earned by our named executives accounted for the following percentages of their total compensation: Mr. Connor (15.3%), Mr. Morikis (21.8%), Mr. Hennessy (21.5%), Mr. Oberfeld (21.0%) and Mr. Seitz (20.6%).

Mr. Morikis’ 2007 salary and annual incentive compensation were higher than 2006 primarily because of his promotion to President and Chief Operating Officer in October 2006. Prior to October 2006, Mr. Morikis was President, Paint Stores Group.

Bonus.  We did not award a discretionary bonus to any of our named executives for 2006 or 2007. Annual cash incentive compensation is included in the “Non-Equity Incentive Plan Compensation” column of the table.

Pension Investment Plan.  Mr. Seitz is the only named executive who participates in our Salaried Employees’ Pension Investment Plan.

Perquisites.  The value of perquisites disclosed in the table is based upon the incremental cost of providing the benefit to the executive.

•	The incremental cost of the executive automobile program is determined by adding all of the costs of the program, including lease costs and costs of maintenance, fuel, license and taxes.

•	The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “dead head” flights, which are return or pick-up flights without passengers flown for personal use. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included.

•	The incremental cost of personal use of club memberships is comprised of all dues and costs for the membership multiplied by the percentage that the club was utilized for personal use.

•	The incremental cost of relocation expenses for Mr. Oberfeld was incurred in connection with his promotion to President, Paint Stores Group. These expenses reflect all costs of the program, including temporary living and commuting expenses.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock during 2007 to our named executives.

								All
								Other		Grant
								Option	Exercise	Date
								Awards;	of	Fair
								Number	Base	Value
								of	Price	of
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Securities	of	Stock
		Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)(4)	Awards($)(5)

C. M. Connor	02/21/2007	464,419	1,102,994	2,205,988
	02/21/2007				-0-	43,375	43,375			3,048,178
	10/19/2007							100,000	63.44	1,621,870
J. G. Morikis	02/21/2007	265,393	497,611	995,222
	02/21/2007				-0-	14,250	14,250			1,001,419
	10/19/2007							40,000	63.44	648,748
S. P. Hennessy	02/21/2007	201,447	377,712	755,425
	02/21/2007				-0-	10,000	10,000			702,750
	10/19/2007							30,000	63.44	486,561
S. J. Oberfeld	02/21/2007	137,782	275,563	436,308
	02/21/2007				-0-	10,000	10,000			702,750
	10/19/2007							30,000	63.44	486,561
T. W. Seitz	02/21/2007	126,628	253,256	400,988
	02/21/2007				-0-	7,500	7,500			527,063
	10/19/2007							18,000	63.44	291,937

[1]	The amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during 2007 based upon the achievement of performance goals under our 2007 Executive Performance Bonus Plan. The grant date of February 21, 2007 is the date that the performance goals were approved by the Compensation and Management Development Committee. The amounts of annual cash incentive compensation earned in 2007 by our named executives under our 2007 Executive Performance Bonus Plan have been determined and were paid in February 2008. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]	The amounts set forth in these columns reflect the number of shares of restricted stock granted on February 21, 2007 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2011 based upon the achievement of performance goals.

[3]	The amounts set forth in this column reflect the number of stock options granted on October 19, 2007 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year and expire on October 18, 2017.

[4]	The exercise price ($63.44) equals the average of the highest and lowest sale prices of our common stock on the date of grant, October 19, 2007. The closing price of our common stock on the date of grant was $63.34.

[5]	The dollar values of restricted stock and stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements of our 2007 Annual Report to Shareholders.

Narrative Information Regarding the 2007 Grants of Plan-Based Awards Table.

Non-equity Incentive Plan Awards.  The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2007 under our 2007 Executive Performance Bonus Plan. Annual cash incentive compensation is earned based upon the achievement of a threshold company earnings goal and the accomplishment by the executive of performance goals. Annual cash incentive compensation is payable as a percentage of salary. These percentages vary by named executive. The performance goals and the percentages of salary are set forth under the heading “Compensation Discussion and Analysis.”

The threshold, target and maximum amounts set forth in the table correspond to the named executive achieving an average of 75%, 100% and 125% of his performance goals, respectively.

Restricted Stock.  We grant restricted stock pursuant to our 2006 Equity and Performance Incentive Plan. The shares of restricted stock granted vest at the end of a four-year period based upon the achievement of specified financial performance goals. The number of shares of restricted stock that will actually vest at the end of the vesting period will range from 0% to 100% based upon achievement of the specified financial performance goals. The threshold, target and maximum amounts set forth in the table correspond to achievement of 0%, 100% and 100% of the financial performance goals, respectively. We have included more information about these performance goals under the heading “Compensation Discussion and Analysis.”

Shares of restricted stock will vest immediately upon the death or disability of the named executive or upon a change in control of Sherwin-Williams.

During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on Sherwin-Williams common stock generally. During 2007, the quarterly dividend rate was $0.315 per share. In February 2008, the Board of Directors announced an increase in the quarterly dividend rate to $0.35 per share payable on March 14, 2008.

Stock Options.  We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. The option exercise price is equal to the market value of our common stock on the date options are granted. In accordance with the terms of the plan, the market value is equal to the average of the highest and lowest reported sale prices of our common stock on the date of grant during normal trading hours on the New York Stock Exchange.

Stock options vest in approximately three equal installments on the first, second and third anniversary dates of the date of grant and have a term of ten years. Stock options become immediately exercisable in the event of the death or disability of the executive or in the event of a change in control of Sherwin-Williams. Stock options are not transferable other than by will or the laws of descent and distribution.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2007 for our named executives.

						Stock Awards
						Equity Incentive
	Option Awards					Plan Awards:		Equity Incentive
	Number of	Number of				Number of		Plan Awards:
	Securities	Securities				Unearned		Market or Payout
	Underlying	Underlying				Shares,		Value of Unearned
	Unexercised	Unexercised		Option		Units or Other		Shares, Units or
	Options	Options		Exercise	Option	Rights That Have		Other Rights That
	(#)	(#)		Price	Expiration	Not Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)

C. M. Connor	86,010	-0-		20.25	10/21/2009	88,000	(2)	5,107,520
	250,000	-0-		24.305	10/16/2011	53,750	(3)	3,119,650
	250,000	-0-		25.425	10/17/2012	59,000	(4)	3,424,360
	200,000	-0-		31.20	10/23/2013	43,375	(5)	2,517,485
	135,000	-0-		41.725	10/19/2014
	116,667	58,333	(6)	43.595	10/20/2015
	46,667	93,333	(7)	59.435	10/17/2016
	-0-	100,000	(8)	63.44	10/18/2017
J. G. Morikis	10,000	-0-		41.725	10/19/2014	20,000	(2)	1,160,800
	26,667	13,333	(6)	43.595	10/20/2015	11,500	(3)	667,460
	16,667	33,333	(9)	59.435	10/17/2016	28,700	(4)	1,665,748
	-0-	40,000	(10)	63.44	10/18/2017	14,250	(5)	827,070
S. P. Hennessy	41,795	-0-		31.20	10/23/2013	20,000	(2)	1,160,800
	30,000	-0-		41.725	10/19/2014	13,750	(3)	798,050
	26,667	13,333	(6)	43.595	10/20/2015	15,000	(4)	870,600
	11,000	22,000	(11)	59.435	10/17/2016	10,000	(5)	580,400
	-0-	30,000	(12)	63.44	10/18/2017
S. J. Oberfeld	3,444	-0-		29.0313	02/03/2008	7,000	(2)	406,280
	3,990	-0-		25.0625	02/02/2009	5,000	(3)	290,200
	5,095	-0-		19.625	10/18/2010	13,500	(4)	783,540
	7,181	-0-		24.305	10/16/2011	10,000	(5)	580,400
	3,933	-0-		25.425	10/17/2012
	15,000	-0-		31.20	10/23/2013
	13,500	-0-		41.725	10/19/2014
	10,667	5,333	(6)	43.595	10/20/2015
	11,000	22,000	(11)	59.435	10/17/2016
	-0-	30,000	(12)	63.44	10/18/2017
T. W. Seitz	3,795	-0-		31.20	10/23/2013	11,000	(2)	638,440
	13,604	-0-		41.725	10/19/2014	6,250	(3)	362,750
	20,000	10,000	(6)	43.595	10/20/2015	17,500	(4)	1,015,700
	9,334	18,666	(13)	59.435	10/17/2016	7,500	(5)	435,300
	-0-	18,000	(14)	63.44	10/18/2017

[1]	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($58.04) on December 31, 2007. The amounts assume the maximum percentage of shares of restricted stock will vest based upon the achievement of the specified performance goals. Shares of restricted stock vest at the end of four years from the date of grant. The amounts indicated are not necessarily indicative of the amounts that may be realized by our named executives.

[2]	100% of these shares of restricted stock vested in February 2008 based upon the achievement of the performance goals.

[3]	Shares of restricted stock vest in February 2009 following the date that the Board of Directors determines the level of achievement of the performance goals.

[4]	Shares of restricted stock vest in February 2010 following the date that the Board of Directors determines the level of achievement of the performance goals.

[5]	Shares of restricted stock vest in February 2011 following the date that the Board of Directors determines the level of achievement of the performance goals.

[6]	Options vest on October 21, 2008.

[7]	46,666 and 46,667 options vest on October 18, 2008 and 2009, respectively.

[8]	33,334, 33,333 and 33,333 options vest on October 19, 2008, 2009 and 2010, respectively.

[9]	16,666 and 16,667 options vest on October 18, 2008 and 2009, respectively.

[10]	13,334, 13,333 and 13,333 options vest on October 19, 2008, 2009 and 2010, respectively.

[11]	11,000 options vest on October 18, 2008 and 2009.

[12]	10,000 options vest on October 19, 2008, 2009 and 2010.

[13]	9,333 options vest on October 18, 2008 and 2009.

[14]	6,000 options vest on October 19, 2008, 2009 and 2010.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2007 for our named executives.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

C. M. Connor	200,000	8,764,827	110,000	7,730,250
J. G. Morikis	68,933	2,436,922	27,000	1,897,425
S. P. Hennessy	63,205	2,545,494	30,000	2,108,250
S. J. Oberfeld	-0-	-0-	12,000	843,300
T. W. Seitz	20,601	734,870	13,000	913,575

[1]	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

[2]	The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the market price ($70.275) of our common stock on the vesting date.

2007 PENSION BENEFITS TABLE

The following table sets forth information relating to The Sherwin-Williams Company Salaried Employees’ Pension Investment Plan for 2007. Mr. Seitz is the only named executive who participates in our Salaried Employees’ Pension Investment Plan.

		Number of	Present Value	Payments During
		Years Credited	of Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)

C. M. Connor	N/A	-0-	-0-	-0-
J. G. Morikis	N/A	-0-	-0-	-0-
S. P. Hennessy	N/A	-0-	-0-	-0-
S. J. Oberfeld	N/A	-0-	-0-	-0-
T. W. Seitz	Salaried Employees’ Pension Investment Plan	32	664,703	-0-

Material Features of our Salaried Employees’ Pension Investment Plan.  Our Salaried Employees’ Pension Investment Plan is a qualified noncontributory defined benefit pension plan. The benefit formula with respect to active participants hired prior to January 1, 2002, including Mr. Seitz, consists of the sum of two components: (a) a traditional pension-type retirement benefit that is determined based upon the greater of two formulas; and (b) a contribution credit equal to 1% of the participant’s earnings for periods after January 1, 2002.

The pension-type retirement benefit is determined based upon the greater of the following two formulas:

•	Average annual earnings are divided by 12 then multiplied by the accrued benefit service (determined according to plan provisions, up to a maximum of 40 years). The result is then multiplied by 1%. For purposes of this formula, average annual earnings are the average of earnings during the five consecutive calendar years in which the participant earned the most money during the 10 years prior to retirement. Earnings include annual salary, overtime, bonuses and commissions, but not moving expenses, tuition aid or any pay designated as not creditable as earnings at the time it is received, all subject to the applicable IRS limitations on earnings. For purposes of this calculation, our Salaried Employees’ Pension Investment Plan disregards the one year out of the 10 in which earnings were the lowest and closes the gap so that the remaining nine years are considered consecutive; or

•	Years and months of accrued benefit service are multiplied by $14 to determine a monthly benefit amount; an additional medical allowance of $15 is added.

Pension benefits may be collected upon attainment of normal retirement age (age 65) or upon satisfying the criteria for early retirement (age 55-59 with at least 20 years of vesting service or age 60 or older if the participant’s combination of age and years of vesting service equal at least 75). If otherwise eligible for early retirement, a participant can elect to retire from Sherwin-Williams at age 62 with unreduced benefits. All other early retirement benefit payments are actuarially reduced to reflect the longer expected payout period. Pension benefits commence on the first day of the calendar month following the month in which the Pension Administration Committee approves the retirement election.

The normal form of benefit for a married participant is a 60% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 60% of the reduced payments. With the spouse’s consent, a married participant may alternatively elect to receive benefits in the form of a single life annuity, a 100% joint and survivor annuity, a five-year certain annuity, a 10-year certain annuity or in a lump sum. Our Salaried Employees’ Pension Investment Plan provides guarantees that at least the first 12 monthly payments will be paid to either the participant or his beneficiary if the participant dies during the 12-month period following retirement. We do not normally grant additional years of service credit.

The 1% contribution credit is converted into units to account for the participant’s benefit attributable to this portion of the retirement benefit. The participant’s benefit is determined based upon hypothetical returns achieved on the allocation of units among investments in various mutual fund alternatives as directed by the participant.

For purposes of determining the present value of Mr. Seitz’s accumulated benefit, the following assumptions were used:

•	Mortality Table: RP2000;

•	Interest Rate: 6% (2008), 5.60% (2007);

•	Age at 1/1/2008: 59 years and 1 month;

•	2007 pay: $749,093;

•	Benefit Commencement at age 62 (earliest unreduced);

•	25% elect lump sum option/75% elect annuity;

•	Lump Sum Mortality Table: GAM-94 Basic Table Projected to 2002 Using Scale AA (50% Male/50% Female); and

•	Lump Sum Interest Rate: 6% (2008), 4.60% (2007).

Both the RP2000 and the GAM-94 Basic Table are commonly accepted actuarial tables published by the IRS for purposes of determining mortality in connection with the determination of retirement benefits, among other things.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information relating to The Sherwin-Williams Company Revised Key Management Deferred Compensation Plan for 2007. Mr. Morikis was the only named executive who participated in our Key Management Plan during 2007. Mr. Morikis took a scheduled withdrawal from the Key Management Plan during 2007 and is no longer a participant.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings		Balance
	in	in	in	Aggregate	at
	Last	Last	Last	Withdrawals/	Last
	FY	FY	FY	Distributions	FYE
Name	($)(1)	($)	($)(1)	($)	($)

C. M. Connor	-0-	-0-	-0-	-0-	-0-
J. G. Morikis	-0-	-0-	115	43,361	-0-
S. P. Hennessy	-0-	-0-	-0-	-0-	-0-
S. J. Oberfeld	-0-	-0-	-0-	-0-	-0-
T. W. Seitz	-0-	-0-	-0-	-0-	-0-

[1]	No amounts reported in these columns are reported as compensation in the Summary Compensation Table.

Material Features of our Key Management Plan.  Our Key Management Plan is a nonqualified deferred compensation plan pursuant which employees who participate in our 2007 Executive Performance Bonus Plan or other identified employee groups may elect to defer on a pre-tax basis up to 100% of their base salary and bonus. Our Key Management Plan is “unfunded” for tax purposes; account balances are merely bookkeeping entries that measure our obligation to the participant.

Amounts deferred are credited with any associated earnings in accordance with hypothetical investment options elected by the participant from a variety of investment funds. All benefits are 100% vested at all times. Amounts deferred may be distributed in-service only pursuant to the election of scheduled in-service withdrawals, which may commence no sooner than four years following the time of initial deferral. All such scheduled payments are made in January.

Upon retirement (or sooner if elected), participants may receive a distribution in the form of a single lump sum payment or in annual installments made once each year over a fixed period not to exceed 15 years. Upon termination of employment prior to retirement, any deferred amounts are automatically payable as a single lump sum, generally within 90 days from date of separation from service. As a result of the American Jobs Creation Act of 2004, our Key Management Plan was frozen to all further participation and contributions effective December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2007.

Number of
	Number of		Securities Remaining
	Securities to		Available for
	Be Issued		Future Issuance under
	upon Exercise	Weighted-Average Exercise	Equity Compensation
	of Outstanding	Price of	Plans (Excluding Securities
	Options, Warrants	Outstanding Options, Warrants	Reflected in
Plan Category	and Rights	and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders (1, 2)	9,806,292	$42.95	6,671,510
Equity compensation plans not approved by security holders	-0-	—	—

Total	9,806,292	$42.95	6,671,510

[1]	Column (a) represents the number of shares of common stock that may be issued in connection with the exercise of outstanding stock options granted under The Sherwin-Williams Company 1994 Stock Plan, The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors, The Sherwin-Williams Company 2003 Stock Plan and The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan. Our 1994 Stock Plan, 1997 Stock Plan and 2003 Stock Plan have expired or have been terminated, although outstanding stock options and restricted stock continue in force in accordance with their terms.

[2]	Column (c) includes 6,484,840 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 186,670 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of normal and early retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change in control without a termination of employment.

We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably on a termination of employment.

Assumptions and General Principles.  The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•	The amounts shown in the table assume that each named executive was terminated on December 31, 2007. Accordingly, the table reflects amounts earned as of December 31, 2007 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•	A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•	A named executive must be employed on December 31 to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Performance Bonus Plan. In the event a termination occurs on a date other than December 31, the Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance criteria under the plan to the date of termination. Discretionary annual cash incentive compensation payments are not typically awarded in the event of a voluntary termination or a termination for cause.

Because we have assumed a December 31, 2007 termination date, each of our named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2007. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2007. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•	A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination. The number of unrestricted shares to be received by a named executive will be determined by the Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

•	A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Normal Retirement.  A named executive is eligible to elect normal retirement at age 65. All of our full-time salaried employees hired prior to January 1, 1993 are eligible for health care and life insurance benefits upon normal retirement subject to the terms of the plans. In addition, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock awards will continue to vest as if the named executive had continued employment throughout the restriction period. The number of unrestricted shares that the named executive will be entitled to receive will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2007, none of our named executives were eligible for normal retirement.

Early Retirement.  A named executive is eligible to elect early retirement upon satisfying the criteria for early retirement (age 55-59 with at least 20 years of vesting service or age 60 or older if the executive’s combination of age and years of vesting service equal at least 75). In the event of early retirement, all outstanding stock options will continue to vest in accordance with their terms. The Committee has the discretion to cancel all of the named executive’s rights to outstanding restricted stock, continue all rights in full, or prorate the number of shares of restricted stock for the portions of the restricted periods completed as of the date of retirement. The number of unrestricted shares that the named executive will be entitled to receive if the named executive’s rights continue in full or prorata will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2007, Messrs. Oberfeld and Seitz were eligible for early retirement.

Involuntary Termination.  In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Committee may consider a number of factors including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of the named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to our named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.

Death and Disability.  In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for stock options reflect the difference between the average of the high and low market price of our common stock ($57.97) on December 31, 2007 and the exercise prices for each option for which vesting accelerated. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting accelerated multiplied by the average of the high and low market price of our common stock ($57.97) on December 31, 2007.

In addition, each named executive participates in our executive life insurance program. Under our executive life insurance program, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Oberfeld and Seitz) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Oberfeld and Seitz) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Connor, Morikis and Hennessy) or 2.0 times (for Messrs. Oberfeld and Seitz) the named executive’s base salary at age 62. All of our named executives were less than 62 years of age on December 31, 2007.

Each named executive also participates in our executive long-term disability program. Upon the occurrence of a disability under the program, a named executive will receive an annual benefit equal to 60% of base salary until the earlier of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the program.

Voluntary Termination and Termination for Cause.  A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.  Upon the occurrence of a change in control, as generally defined below, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for stock options reflect the difference between the average of the high and low market price of our common stock ($57.97) on December 31, 2007 and the exercise prices for each option for which vesting accelerated. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting accelerated multiplied by the average of the high and low market price of our common stock ($57.97) on December 31, 2007. In addition, each named executive who participates in our executive automobile program will receive the automobile provided to him under such program paid in full. Mr. Connor does not participate in the executive automobile program.

We have also entered into change in control severance agreements with each of our named executives. Forms of these agreements have been filed as Exhibit 10(b) to our Current Report on Form 8-K dated February 21, 2007. Generally, pursuant to these agreements, a change in control occurs:

(a) if any person becomes the beneficial owner of 20% or more of Sherwin-Williams’ then-outstanding voting securities (other than acquisitions of voting securities (i) directly from Sherwin-Williams and approved by the Board of Directors, (ii) by Sherwin-Williams or any subsidiary, (iii) by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sherwin-Williams or any subsidiary, and (iv) in connection with a business transaction as proscribed in the agreement);

(b) if a majority of members of Sherwin-Williams’ incumbent Board of Directors during any two year period are replaced other than in specific circumstances;

(c) upon the consummation of any reorganization, merger or consolidation of Sherwin-Williams, or the sale or other disposition of all or substantially all of the assets of Sherwin-Williams, other than any transaction in which, immediately following the transaction, (i) the voting securities of Sherwin-Williams immediately prior to the transaction represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) no person beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, and (iii) at least a majority of the members of the board of directors of the entity resulting from the transaction were members of Sherwin-Williams’ incumbent Board of Directors at the time of initiating the transaction; or

(d) upon the liquidation or dissolution of Sherwin-Williams (other than pursuant to a transaction that complies with clauses (c)(i), (c)(ii) and (c)(iii) above).

The severance agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•	a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Connor, Morikis and Hennessy) or 2.5 times (with respect to Messrs. Oberfeld and Seitz) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive pay received by the named executive for each of the three years prior to the date of termination or (ii) the named executive’s target incentive pay for the year in which the termination occurs;

•	a lump sum amount equal to the prorata portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•	an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	C.M. Connor	J.G. Morikis	S.P. Hennessy	S.J. Oberfeld	T.W. Seitz

Normal and Early Retirement
Prorated annual cash incentive compensation	N/A	N/A	N/A	$276,000	$339,000

Total	$-0-	$-0-	$-0-	$276,000	$339,000

Involuntary Termination
Prorated annual cash incentive compensation	$1,544,000	$697,000	$604,000	$276,000	$339,000

Total	$1,544,000	$697,000	$604,000	$276,000	$339,000

Death
Prorated annual cash incentive compensation	$1,544,000	$697,000	$604,000	$276,000	$339,000
Accelerated stock options	838,537	191,662	191,662	76,662	143,750
Accelerated restricted stock	14,151,926	4,315,867	3,405,738	2,057,935	2,449,233
Life insurance proceeds	4,734,089	2,733,426	2,088,627	1,661,012	1,528,497

Total	$21,268,552	$7,937,955	$6,290,027	$4,071,609	$4,460,480

Disability
Prorated annual cash incentive compensation	$1,544,000	$697,000	$604,000	$276,000	$339,000
Accelerated stock options	838,537	191,662	191,662	76,662	143,750
Accelerated restricted stock	14,151,926	4,315,867	3,405,738	2,057,935	2,449,233
Disability benefits	710,113	410,014	313,294	284,745	262,028

Total	$17,244,576	$5,614,543	$4,514,694	$2,695,342	$3,194,011

Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$-0-	$-0-	$-0-	$-0-	$-0-

Change in Control
Accelerated stock options	$838,537	$191,662	$191,662	$76,662	$143,750
Accelerated restricted stock	14,151,926	4,315,867	3,405,738	2,057,935	2,449,233

Total	$14,990,463	$4,507,529	$3,597,400	$2,134,597	$2,592,983

Change in Control with Termination
Prorated annual cash incentive compensation	$1,544,000	$697,000	$604,000	$276,000	$339,000
Accelerated stock options	838,537	191,662	191,662	76,662	143,750
Accelerated restricted stock	14,151,926	4,315,867	3,405,738	2,057,935	2,449,233
Cash severance payment	8,415,567	3,689,069	3,323,470	1,896,437	1,796,784
Continued health care benefits	15,615	17,864	17,864	16,514	11,566
Outplacement services	118,352	68,336	52,216	47,457	43,671
Automobile transfer	-0-	55,926	33,147	19,901	22,780
Excise tax	8,993,520	3,118,634	2,634,086	-0-	-0-

Total	$34,077,517	$12,154,358	$10,262,183	$4,390,906	$4,806,784

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2007. Additional information regarding the services provided to us by Ernst & Young LLP during 2007 is set forth under the caption entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.  The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2006 and December 31, 2007.

	2007	2006

Audit Fees	$1,747,400	$1,752,600
Audit-Related Fees	120,000	114,400
Tax Fees	5,000	19,400
All Other Fees	-0-	14,700
Total	$1,872,400	$1,901,100

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

Audit Fees.  These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting; the review of financial statements included in our Quarterly Reports on Form 10-Q; audits of foreign subsidiary financial statements required by local statutes; and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, and consultation on financial accounting and reporting.

Tax Fees.  These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.

All Other Fees.  These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-approval Policy.  The Audit Committee is responsible for pre-

approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chairman must report to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the deminimis exception established by the Securities and Exchange Commission.

SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTING (PROPOSAL 3)

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of 1,742 shares of Sherwin-Williams common stock, has submitted the following proposal. The Board of Directors recommends a vote “AGAINST” this proposal.

Director Election Majority Vote Standard Proposal

Resolved:  That the shareholders of The Sherwin-Williams Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

SHERWIN-WILLIAMS’ RESPONSE

This proposal requests that we adopt a voting standard for director elections that differs from the plurality voting standard, the current default standard under Ohio law. The plurality voting standard provides that the nominees who receive the most affirmative votes are elected to serve as directors.

After careful consideration, the Board of Directors recommends a vote against this proposal because:

•	we have already implemented a policy that addresses the proponent’s concerns;

•	our current corporate governance practices already ensure that our directors are highly qualified;

•	the shareholder proposal creates uncertainty; and

•	the shareholder proposal is premature given the current state of director election practices.

We Have Already Implemented a Majority Voting Policy

Like a number of other large public companies facing this issue, in order to address concerns relating to director candidates who do not receive a majority of the votes cast, we have adopted a majority voting policy. Our policy was adopted on July 19, 2006 and is posted in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Our policy provides that, in an uncontested election, any director nominee who receives a greater number of “withheld” votes than “for” votes is required promptly to submit his resignation to the Board. In addition:

•	The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or take some other action.

•	The Board will act on the Committee’s recommendation no later than the next scheduled Committee meeting (within 120 days from the shareholder vote).

•	The director who tendered his resignation will not participate in the Committee’s recommendation or the Board’s consideration of the tendered resignation.

•	We will promptly disclose publicly the Board’s decision and process in a report filed with the SEC.

We believe our policy strikes an appropriate balance in ensuring that our shareholders continue to have a meaningful role in electing directors while preserving the ability of the Board to exercise its independent judgment and to consider all relevant factors in accepting the resignation of a director opposed by shareholders.

Our Current Process Elects Highly Qualified Directors

We have a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of Sherwin-Williams and our shareholders. The Board maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and all of the members of the Board, other than the Chairman and Chief Executive Officer, are independent.

The Nominating and Corporate Governance Committee applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by shareholders. Our strong corporate governance has been recognized by Institutional Shareholder Services. According to its February 1, 2008 rankings, ISS has ranked Sherwin-Williams ahead of 94.7% of the companies in the Retailing group, as measured by the ISS Corporate Governance Quotient.

As a result of these practices, our shareholders have consistently elected, by a plurality, highly qualified directors from diverse business backgrounds, substantially all of whom have been “independent” within standards adopted by the New York Stock Exchange. Adoption of a strict majority voting standard seems especially unwarranted in our case. Changing our current voting system to majority voting would have had no effect on director elections during the past ten years. The Board believes that the votes over this period reflect our shareholders’ confidence in the Board and in the governance protections the Board has implemented.

The Proposal Causes Uncertainty

In contrast to our majority voting policy, the majority voting standard requested by the proposal causes uncertainty. Under Ohio law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the proposal were adopted, we could not force a director who failed to receive a majority vote to leave the Board until his or her successor is elected at a subsequent shareholder meeting.

In contrast, under our existing majority voting policy, a director who receives more “withhold” votes than “for” votes is required promptly to tender his or her resignation. The Board in turn will act on the tendered resignation after considering all relevant facts and circumstances in a process that will be completed and publicly disclosed promptly.

The Proposal is Premature

Ohio law requires the plurality voting standard in director elections unless the corporation’s articles of incorporation provide otherwise. Our Board cannot adopt majority voting in our Code of Regulations, an approach that other companies have recently taken. We can adopt majority voting only through shareholder approval of an amendment to our Articles of Incorporation. We believe that it is premature to ask our shareholders to amend our Articles of Incorporation to adopt majority voting in light of the on-going discussions and debates in this developing area.

The legal community, shareholder advocates, governance experts, public companies and other groups continue to evaluate and debate the benefits, disadvantages and consequences of plurality and majority voting and whether some modified model of plurality voting might be preferable. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. Any change in voting standards should be undertaken with full understanding of the consequences. We do not believe that our shareholders should be asked to approve a proposal relating to a voting system without the benefit of a consensus in this area and a greater understanding of the full ramifications of its adoption.

We have been monitoring, and we will continue to monitor, developments on this topic. If a consensus emerges that majority voting for directors as implemented through amendments to the charter is the best corporate governance practice in this area, we will take appropriate steps consistent with our commitment to act in the best interests of our shareholders. We do not believe that our interests, or our shareholders’ interests, would be best served by prematurely adopting such a change until there is greater clarity and consensus on this issue.

The Board of Directors unanimously recommends that you vote “AGAINST” Proposal 3 relating to majority voting.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2007. All of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director, nominee or executive officer beneficially owns any shares of serial preferred stock.

	Amount and
	Nature of	Percent of
	Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned(1,2,3,4,5)	Beneficially Owned

A. F. Anton	3,333	*
J. C. Boland	8,947	*
C. M. Connor	1,531,385	1.24%
D. E. Evans	27,399	*
S. P. Hennessy	208,409	*
D. F. Hodnik	6,333	*
S. J. Kropf	13,083	*
R. W. Mahoney	25,833	*
G. E. McCullough	24,385	*
A. M. Mixon, III	44,015	*
C. E. Moll(6)	27,889	*
J. G. Morikis	186,000	*
S. J. Oberfeld	140,502	*
T. W. Seitz	134,415	*
R. K. Smucker	23,182	*
All directors and executive officers as a group	2,875,390	2.31%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares included in units held under our Employee Stock Purchase and Savings Plan: Mr. Connor (42,996), Mr. Hennessy (15,644), Mr. Morikis (14,065), Mr. Oberfeld (23,238), Mr. Seitz (11,855), and all executive officers as a group (176,104). Shares of common stock held under our Employee Stock Purchase and Savings Plan are not directly allocated to individual participants of the plan, but instead are held in a separate fund. Participants acquire units of this fund. The fund also holds short-term investments, the amount of which fluctuates on a daily basis. The number of shares of common stock shown as being held by the executive officers in the plan is the approximate number of shares in the fund allocable to each of the executive officers. The number of shares allocable to each of the executive officers fluctuates on a daily basis based upon the amount of short-term investments held in the fund and the market value of our common stock.

[2]	The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Moll (340) and all directors and executive officers as a group (340).

[3]	The amounts listed include shares of restricted stock owned.

[4]	The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2007, through the exercise of stock options: Mr. Connor (1,084,344), Mr. Evans (17,000), Mr. Hennessy (109,462), Mrs. Kropf (7,000), Mr. Mahoney (15,000), Mr. McCullough (9,000), Mr. Mixon (17,000),

Mr. Moll (1,167), Mr. Morikis (53,334), Mr. Oberfeld (73,810), Mr. Seitz (46,733), Mr. Smucker (3,500), and all directors and executive officers as a group (1,681,025).

[5]	The amounts listed do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mr. Boland (17,613), Mrs. Kropf (6,242), Mr. Mixon (27,110), and all directors as a group (50,965). Under our Director Deferred Fee Plan, nonemployee directors may defer payment of all or a portion of their directors’ fees into a shadow stock account. Shares of shadow stock are credited to a separate account in which directors acquire units. Units are payable only in cash. The number of shares of shadow stock allocable to the directors fluctuates on a daily basis based upon the market value of our common stock. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

[6]	Includes 2,000 shares owned by the MTD Holdings Inc pension fund, of which Mr. Moll is a trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than five percent of each class of voting securities, information regarding shares owned by each as of the most recent practicable date.

Common Stock

	Amount and
	Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class
Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761	9,904,450(1)	7.88%
Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111	6,437,500(2)	5.24%
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 Prospect Avenue, N.W. Cleveland, Ohio 44115	18,639,347(3)	15.18%
Vanguard Windsor Funds — Vanguard Windsor II Fund 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,633,900(4)	6.87%

Serial Preferred Stock

	Amount and
	Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	324,733(5)	100%
101 Prospect Avenue, N.W. Cleveland, Ohio 44115

[1]	Based on a Schedule 13G filed on February 13, 2008, Barrow, Hanley, Mewhinney & Strauss, Inc., an investment advisor, beneficially owned 9,904,450 shares of common stock at December 31, 2007. Of the total shares, Barrow, Hanley, Mewhinney & Strauss had sole voting power over 292,150 shares, shared voting power over 9,612,300 shares, sole dispositive power over all of the shares, and shared dispositive power over none of the shares.

[2]	Based on a Schedule 13D filed on February 4, 2008, at January 25, 2008, the following reporting persons, as managing members of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., had shared voting and shared dispositive power over 6,437,500 shares of common stock: William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly. Of such shares, Farallon Capital Partners, L.P. had shared voting and shared dispositive power over 773,400 shares, Farallon Capital Institutional Partners, L.P. had shared voting and shared dispositive power over 774,100 shares, Farallon Capital Institutional Partners II, L.P. had shared voting and shared dispositive power over 50,600 shares, Farallon Capital Institutional Partners III, L.P. had shared voting and shared dispositive power over 59,900 shares, Tinicum Partners, L.P. had shared voting and shared dispositive power over 33,000 shares, Farallon Capital Offshore Investors II, L.P. had shared voting and shared dispositive power over 1,371,400 shares, Farallon Capital Management, L.L.C. had shared voting and shared dispositive power over 3,375,100 shares, and Farallon Partners, L.L.C. had shared voting and shared dispositive power over 3,062,400 shares.

[3]	The shares of common stock reflected in the table are owned at December 31, 2007. Shares of common stock owned pursuant to our Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

[4]	Based on a Schedule 13G/A filed on February 27, 2008, Vanguard Windsor Funds — Vanguard Windsor II Fund, an investment company, beneficially owned 8,633,900 shares of common stock at December 31, 2007. Of the total shares, Vanguard Windsor Funds — Vanguard Windsor II Fund had sole voting power over all of the shares and had shared voting power, sole dispositive power and shared dispositive power over none of the shares.

[5]	The shares of ESOP Serial Preferred Stock reflected in the table are owned at December 31, 2007. Shares of ESOP Serial Preferred Stock are held in an unallocated suspense account in our Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as unallocated shares of common stock are voted, as described in footnote 3 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2007, except that due to administrative errors, Mr. Oberfeld inadvertently filed a late Form 4 to report one transaction for a sale of common stock, and Messrs. Boland and Mixon inadvertently filed a late Form 4 to report one transaction for the acquisition of common stock under our Director Deferred Fee Plan.

CERTAIN RELATIONSHIPS
AND TRANSACTIONS
WITH RELATED PERSONS

We have operated under a Business Ethics Policy for many years. As part of our Business Ethics Policy, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	Our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee of the Board of Directors is responsible to review and approve these transactions. No such transactions existed during 2007, and there are currently no proposed transactions.

Directors and executive officers are required to submit to the Committee a description of any current or proposed transaction on an annual basis and provide updates during the year. In addition, we will provide any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Committee meeting, management shall provide to the Committee information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next Committee meeting, or where it is not practicable or desirable to wait until the next Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Committee for its action, which may include termination, amendment or ratification of the transaction.

The Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

SHAREHOLDER PROPOSALS FOR
THE 2009 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.  Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 5, 2008 in order to be considered for inclusion in the proxy materials relating to the 2009 Annual Meeting of Shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.  Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting of Shareholders, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices at 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this proxy statement and our 2007 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the 2008 Annual Meeting of Shareholders, upon the request of such person and without charge, a copy of our 2007 Annual Report on Form 10-K. Please write or call us at: The Sherwin- Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY
Board of Directors
Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with the Company. In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if, within the preceding three years: (i) the director was employed by the Company; (ii) an immediate family member of the director was employed by the Company; (iii) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director was employed by or affiliated with the Company’s independent auditor; (v) an immediate family member of the director was employed as a partner, principal or manager, or employed in any other professional capacity, by the Company’s independent auditor; or (vi) a Company executive officer served on the compensation committee of a company which employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	In addition to the relationships described in paragraph 1, audit committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries or (ii) be an affiliated person of the Company or any of its subsidiaries. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	The following commercial and charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an executive officer or employee of another company that, during any of the past three years, made payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if an immediate family member of a Company director is an executive officer of another company that, during any of the past three years, made payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (iii) if a Company director, or an immediate family member of such director, is an executive officer of another company which is indebted to the Company in an amount which is less than five percent of such other company’s total consolidated assets; and (iv) if a Company director, or an immediate family member of such director, serves as an officer, director or trustee of a foundation, university, charitable or other not for profit organization, and the Company’s, or the Company’s Foundation’s discretionary charitable contributions (the Company’s Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the

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aggregate, are less than $250,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues.

4.	For relationships not covered by the categorical standards in paragraphs 1 and 3, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 3. The Company will explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 3 above.

5.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with the Company to enable the Board to evaluate the director’s independence.

6.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and the Company and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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2008 ANNUAL MEETING ADMISSION TICKET
2008 ANNUAL MEETING OF SHAREHOLDERS
THE SHERWIN-WILLIAMS COMPANY
Wednesday, April 16, 2008
9:00 A.M.
Landmark Conference Center
927 Midland Building
101 Prospect Avenue, N.W.
Cleveland, Ohio
At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders, including the election of directors, the ratification of the appointment of Sherwin-Williams’ independent registered public accounting firm, the consideration of a shareholder proposal relating to majority voting if presented at the Annual Meeting, and the consideration of such other business as may properly come before the Annual Meeting.
This Admission Ticket only admits the shareholder identified on the reverse side and is non-transferable. We may also ask you to present valid photo identification to enter the Annual Meeting.
▼ DETACH ADMISSION TICKET HERE ▼

THE SHERWIN-WILLIAMS COMPANY PROXY/VOTING INSTRUCTION CARD ANNUAL MEETING OF SHAREHOLDERS — APRIL 16, 2008

     The undersigned authorizes C.M. CONNOR, S.P. HENNESSY and L.E. STELLATO, and each of them, with power of substitution, to vote and otherwise represent all of the shares of common stock and ESOP serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 16, 2008, and any adjournment(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company, as trustee of the Employee Stock Purchase and Savings Plan.
     This card is solicited jointly by the Board of Directors, The Bank of New York (with respect to shares held under the Dividend Reinvestment Plan) and Fidelity (with respect to shares held under the Stock Purchase and Savings Plan). You are encouraged to specify your vote by completing the reverse side of this card. When properly completed and signed, your shares will be voted in accordance with your directions. To vote in accordance with the Board of Directors’ recommendations, simply sign, date and return this card; no boxes need be marked. If you sign and return this card without specifying your vote, your shares will be voted “FOR” Proposals 1 and 2 and “AGAINST” Proposal 3 and in the proxy holder’s discretion upon all other matters as may properly come before the Annual Meeting. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of the Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 11, 2008, your shares will be voted in the same proportion as Fidelity votes those shares for which it receives proper instructions).
THE SHERWIN-WILLIAMS COMPANY
PROXY PROCESSING
P.O. BOX 3550
S HACKENSACK NJ 07606-9250
(Continued and to be dated and signed on reverse side.)

YOUR VOTE IS IMPORTANT VOTE BY INTERNET /TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE			MAIL

	https://www.proxypush.com/shw			1-866-416-3853

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2008.
The proxy statement and annual report to shareholders are available at http://proxymaterials.sherwin.com

1-866-416-3853 CALL TOLL-FREE TO VOTE
☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Sign, Date and Return this Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

A vote “FOR” Proposal 1 is recommended by the Board of Directors.

1.
ELECTION OF 11 DIRECTORS: 01-A.F. ANTON, 02-J.C. BOLAND, 03-C.M. CONNOR, 04-D.E. EVANS, 05-D.F. HODNIK, 06-S.J. KROPF, 07-R.W. MAHONEY, 08-G.E. MCCULLOUGH, 09-A.M. MIXON, III, 10-C.E. MOLL, 11-R.K. SMUCKER

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below).

A vote “FOR” Proposal 2 is recommended by the Board of Directors.

		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

A vote “AGAINST” Proposal 3 is recommended by the Board of Directors.

		FOR	AGAINST	ABSTAIN

3.	SHAREHOLDER PROPOSAL RELATING TO MAJORITY VOTING	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon all other matters as may properly come before the Annual Meeting or any adjournment thereof.

Mark this box if you have included a change of address. ☐	Mark this box if you have included comments. ☐

S C A N L I N E
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Date Shareholder sign here	Co-Owner sign here